As filed with the Securities and Exchange Commission on September 13, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 12, 2018

B&G Foods, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-32316	13-3918742
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Four Gatehall Drive, Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (973) 401-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.  Entry into a Material Definitive Agreement.

On September 12, 2018, B&G Foods, Inc., B&G Foods North America, Inc., a wholly owned operating subsidiary of B&G Foods, Inc., Pirate Brands, LLC, a wholly owned subsidiary of B&G Foods North America, Inc., and The Hershey Company entered into an asset purchase agreement, pursuant to which B&G Foods, B&G Foods North America and Pirate Brands have agreed to sell our Pirate Brands business to The Hershey Company for a purchase price of $420.0 million in cash, subject to closing and post-closing adjustments based upon inventory at closing.  The Pirate Brands business includes the Pirate’s Booty, Smart Puffs and Original Tings brands.

The asset purchase agreement contains customary representations, warranties, covenants and indemnification provisions, including an agreement for B&G Foods to provide certain transition services associated with the Pirate Brands business for up to 14 months following closing. We intend to use the net proceeds from the transaction for the repayment of long-term debt and possible acquisitions.  Subject to regulatory approval and the satisfaction of other customary closing conditions set forth in the asset purchase agreement, we expect the acquisition to close during the fourth quarter of 2018.

None of B&G Foods, B&G Foods North America, Pirate Brands or any of their affiliates, or any director or officer of B&G Foods, B&G Foods North America or Pirate Brands, or any associate of any such director or officer, has any material relationship with The Hershey Company.  The terms of the asset purchase agreement, including the purchase price, were determined by arm’s length negotiations between B&G Foods and The Hershey Company.

The asset purchase agreement has been filed as Exhibit 2.1 to this report to provide investors and securities holders with information regarding its terms.  It is not intended to provide any other factual information about the parties to the asset purchase agreement or the business to be sold.  The asset purchase agreement contains representations and warranties that the parties to the asset purchase agreement made solely for the benefit of each other.  The assertions embodied in such representations and warranties are qualified by information contained in confidential disclosure schedules that the parties exchanged in connection with signing the asset purchase agreement.  In addition, these representations and warranties (i) may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate, (ii) may apply materiality standards different from what may be viewed as material to investors and securities holders, and (iii) were made only as of the date of the asset purchase agreement or as of such other date or dates as may be specified in the asset purchase agreement.  Moreover, information concerning the subject matter of such representations and warranties may change after the date of the asset purchase agreement, which subsequent information may or may not be fully reflected in B&G Foods’ public disclosures.  Investors and securities holders are urged not to rely on such representations and warranties as characterizations of the actual state of facts or circumstances at this time or any other time.

Item 7.01.  Regulation FD Disclosure.

On September 12, 2018, B&G Foods issued a press release announcing the execution and delivery of the asset purchase agreement described above.  The information contained in the press release, which is attached to this report as Exhibit 99.1, is incorporated by reference herein and is furnished pursuant to Item 7.01, “Regulation FD Disclosure.”

Item 9.01.  Financial Statements and Exhibits.

(d)                                 Exhibits.

2.1

Asset Purchase Agreement, dated as of September 12, 2018, among B&G Foods, Inc., B&G Foods North America, Inc., Pirate Brands, LLC and The Hershey Company. In accordance with the instructions to Item 601(b)(2) of Regulation S-K, the schedules and exhibits to the Asset Purchase Agreement are not filed herewith. The Asset Purchase Agreement identifies such schedules and exhibits, including the general nature of their content. B&G Foods undertakes to provide such schedules and exhibits to the SEC upon request.

99.1	Press Release dated September 12, 2018, furnished pursuant to Item 7.01

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B&G FOODS, INC.

Dated: September 13, 2018	By:	/s/ Scott E. Lerner
Scott E. Lerner
Executive Vice President,
General Counsel and Secretary